EXHIBIT 12

                           AMERICAN EXPRESS COMPANY
         COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                      Six Months
                                     Ended June 30,                              Years Ended December 31,
                                         2003           ----------------------------------------------------------------------------
                                      (Unaudited)           2002            2001           2000            1999            1998
                                   ------------------   -------------   -------------   ------------   -------------   -------------
Earnings:
    Pretax income from
      continuing operations             $  2,093           $ 3,727         $ 1,596         $ 3,908        $ 3,438         $ 2,925
    Interest expense                         824             1,846           2,888           2,952          2,178           2,224
    Other adjustments                         84               174             175             163            151             124
                                   ------------------   -------------   -------------   ------------   -------------   -------------
Total earnings (a)                      $  3,001           $ 5,747         $ 4,659         $ 7,023        $ 5,767         $ 5,273
                                   ------------------   -------------   -------------   ------------   -------------   -------------

Fixed Charges:
    Interest expense                    $    824           $ 1,846         $ 2,888         $ 2,952        $ 2,178         $ 2,224
    Other adjustments                         72               151             170             165            152             129
                                   ------------------   -------------   -------------   ------------   -------------   -------------
Total fixed charges (b)                 $    896           $ 1,997         $ 3,058         $ 3,117        $ 2,330         $ 2,353
                                   ------------------   -------------   -------------   ------------   -------------   -------------

Ratio of earnings to
    fixed charges (a/b)                     3.35              2.88            1.52            2.25           2.48            2.24

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the Company) and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.